Exhibit 4.3
ARCHER-DANIELS-MIDLAND COMPANY
and
THE BANK OF NEW YORK MELLON,
as Trustee
SECOND SUPPLEMENTAL INDENTURE
Dated as of November 29, 2010
     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 29, 2010 (the “Second Supplemental Indenture”), between Archer-Daniels-Midland Company, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”), amending and supplementing the First Supplemental Indenture, dated as of June 3, 2008 (the “First Supplemental Indenture”), between the Company and the Trustee (formerly known as The Bank of New York), to the Indenture, dated as of September 20, 2006, between the Company and the Trustee (as successor to JPMorgan Chase Bank, N.A.), governing the issuance of debt securities (the “Base Indenture”). The Base Indenture, as amended and supplemented by the First Supplemental Indenture, shall be referred to herein as the “Indenture.”
RECITALS
     WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;
     WHEREAS, the Company executed and delivered the First Supplemental Indenture to provide for the issuance of the Company’s 4.70% Debentures due 2041 (the “Debentures”);
     WHEREAS, pursuant to clause (9) of Section 901 of the Base Indenture, the Company desires to include in this Second Supplemental Indenture amendments to the First Supplemental Indenture that provide for the Remarketing of the Debentures in two or more tranches; and
     WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Base Indenture and First Supplemental Indenture, and supplements and amends the Indenture solely with respect to the Debentures.
     Section 1.02 Definition of Terms. For all purposes of this Second Supplemental Indenture:
          (a) a term not defined herein that is defined in the Indenture has the same meaning when used in this Second Supplemental Indenture;
          (b) the definition of any term in this Second Supplemental Indenture that is also defined in the Indenture shall supersede the definition of such term in the Indenture;

          (c) a term not defined herein or in the Indenture shall have the meaning set forth in the Purchase Contract and Pledge Agreement;
          (d) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
          (e) the singular includes the plural and vice versa; and
          (f) headings are for convenience of reference only and do not affect interpretation.
ARTICLE II
AMENDMENTS TO THE INDENTURE
     Section 2.01 Amendment to Section 8.01 of the First Supplemental Indenture. Section 8.01 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
               Section 8.01 Remarketing Procedures.
          (a) Unless a Special Event Redemption, a Successful Optional Remarketing or a Termination Event has occurred prior to the Applicable Remarketing Period, the Company shall engage the Remarketing Agent(s) pursuant to the Remarketing Agreement for the Remarketing of the Debentures. The Company will, not later than 15 days prior to the first day of the Applicable Remarketing Period, request that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Debentures, Corporate Units and Treasury Units, and shall provide a copy of such request to the Collateral Agent and the Purchase Contract Agent, in the case of an Optional Remarketing, of the Company’s intent to attempt an Optional Remarketing in the Applicable Remarketing Period, and in all cases, of the proposed Remarketing Date or Dates, of the Company’s option to remarket the Debentures in two or more tranches and the procedures to be followed in each Remarketing, including the procedures to be followed by Holders of Separate Debentures to participate in a Remarketing, the applicable procedures for holders of Corporate Units to create Treasury Units or holders of Treasury Units to recreate Corporate Units, the applicable procedures for holders of Corporate Units to effect an Early Settlement and, in the case of a Final Remarketing, applicable procedures to effect a Cash Settlement and the applicable procedures that must be followed by a Holder of Separate Debentures if such Holder wishes to exercise its Put Right or by a Holder if such Holder elects not to exercise its Put Right.
          (b) Upon a Successful Remarketing, the Debentures shall be substantially identical except that the Debentures may, at the Company’s option, consist of two or more tranches with each tranche (i) maturing at a different date, as determined in accordance with clause (y) of Section 6.02 of this First Supplemental Indenture, (ii) having a different Reset Rate, as determined in accordance with Section 8.03 of this First Supplemental Indenture, and (iii) having different authorized denominations. If, in the reasonable judgment of the Remarketing Agent, a Remarketing of the Debentures will likely fail to be made at the Remarketing Price because the Debentures have been divided into two or more tranches, the Remarketing Agent shall be obligated to modify the Remarketing, in consultation with the Company, so that all Debentures have the same terms. For avoidance of doubt, the Remarketing Date shall be the same for each tranche of Debentures and the settlements of each tranche shall be conditioned on each other.
          (c) Each Holder of Separate Debentures may elect to have Separate Debentures held by such Holder remarketed in any Remarketing. A Holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Debentures to the Custodial Agent prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period (but no earlier than the Interest Payment Date immediately preceding such first day). Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Any such notice and delivery may be withdrawn prior to 5:00 p.m., New York

City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to each Remarketing to occur during the Applicable Remarketing Period. Pursuant to Sections 5.02 and 5.03 of the Purchase Contract and Pledge Agreement, by 11:00 a.m., New York City time, in the case of an Optional Remarketing, or promptly after 5:00 p.m., New York City time, in the case of a Final Remarketing, on the Business Day immediately preceding the first day of the Applicable Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the aggregate principal amount of Separate Debentures tendered for Remarketing. If any Holder of Separate Debentures does not elect to have Separate Debentures held by such Holder remarketed in a Remarketing that is to be conducted with two or more tranches, such Remarketing shall be modified so that all Debentures have the same terms unless such Holder consents in writing to the Remarketing being conducted in two or more tranches and to the allocation to such Holder (without any further consent of such Holder) in exchange for its Separate Debenture or Debentures of such tranche or tranches as shall be determined by the Remarketing Agent in consultation with the Company. Subject to the foregoing consent, on the Business Day following the applicable Remarketing Date, the Company shall notify Holders of Separate Debentures who decided not to participate in the Remarketing how the Remarketing Agent, in consultation with the Company, allocated the Debentures of such Holders among the tranches. The Remarketing Agent shall not make any such allocation, except in consultation with the Company. Pursuant and subject to Section 5.02 or 5.03 of the Purchase Contract and Pledge Agreement, Debentures that underlie Applicable Ownership Interests in Debentures included in Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement and the Purchase Contract and Pledge Agreement.
          (d) The right of each Holder of Remarketed Debentures to have such Debentures remarketed and sold on any Remarketing Date shall be subject to the conditions that (i)(A) the Remarketing Agent conducts any Optional Remarketing or (B) in the case of a Final Remarketing, that no Successful Optional Remarketing has occurred pursuant to the terms of the Remarketing Agreement, (ii) neither a Special Event Redemption nor a Termination Event has occurred prior to such Remarketing Date, (iii) the Remarketing Agent(s) are able to find a purchaser or purchasers for Remarketed Debentures at the Remarketing Price based on the Reset Rate and (iv) the purchaser or purchasers of the Remarketed Debentures deliver the purchase price therefor to the Remarketing Agent as and when required.
          (e) Neither the Trustee, the Company nor the Remarketing Agent(s) shall be obligated in any case to provide funds to make payment upon tender of Debentures for remarketing.
     Section 2.02 Amendment to Section 8.03(d) of the First Supplemental Indenture. Section 8.03(d) of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
          (d) In the event of a Successful Remarketing, the Coupon Rate shall be reset on the Remarketing Settlement Date to the Reset Rate or (as provided in Section 8.01(b) of this First Supplemental Indenture) the Reset Rates as determined by the Remarketing Agent under the Remarketing Agreement, and the Company shall issue a press release promptly after such Successful Remarketing containing such Reset Rate and publish such information on its website.
     Section 2.03 Addition of Section 8.06 to the First Supplemental Indenture. The following Section 8.06 is hereby added immediately after Section 8.05 of the First Supplemental Indenture:
               Section 8.06 Tranches.
          (a) Upon a Successful Remarketing, the final terms of the Debentures or any tranche of Debentures will be reflected in the security certificate or certificates evidencing the Debentures or any tranche of Debentures.

          (b) Upon a Successful Remarketing, any reference in the Indenture to “series” and “Securities” and “Debentures” shall, unless otherwise required by the context, be deemed to be a reference to each separate tranche of Debentures if applicable such that each separate tranche of Debentures shall constitute a separate series of Securities for all purposes of the Indenture.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 3.02 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
     Section 3.03 New York Law to Govern. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     Section 3.04 Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
     Section 3.05 Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ Steven R. Mills

Name: Steven R. Mills

Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien

Name: Laurence J. O’Brien

Title: Vice President

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